UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 11, 2008

FORCE ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52494
(Commission File Number)

Not Applicable
(IRS Employer Identification No.)

601 – 8623 Granville Street, Vancouver, British Columbia V6P 5A2
(Address of principal executive offices and Zip Code)

(778) 235-6658
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

Letter of Intent

On March 11, 2008 we entered into a letter agreement with G2 Petroleum, LLC, a Delaware corporation, whereby we: (i) agreed to purchasing a 5% working interest in G2 Petroleum’s Diamond Springs Prospect; and (ii) acquired the option to purchase an additional 20% working interest in G2 Petroleum’s Diamond Springs Prospect.

Pursuant to the letter agreement, the parties further agreed as follows:

(a)	to enter into a definitive acquisition agreement, on terms and conditions which are normal practice for such oil and gas working interest acquisitions in the State of Wyoming;

(b)	upon acceptance by G2 Petroleum of the letter agreement, we shall pay G2 Petroleum $50,000 in cash;

(c)

within 90 days of execution of the definitive acquisition agreement, we shall pay G2 Petroleum $300,000, and after having made such payment, we shall earn a 75% net revenue interest in the initial well;

(d)	we shall be responsible for 100% of the costs of the drilling and testing of the initial well on G2 Petroleum’s Diamond Springs Prospect;

(e)

upon drilling of the initial well, we shall grant 250,000 shares of our common stock to G2 Petroleum as payment in full for a 5% working interest in all subsequent wells drilled on G2 Petroleum’s Diamond Springs Prospect; and

(f)

G2 Petroleum granted us the option to purchase up to an additional 20% working interest in all subsequent wells drilled on G2 Petroleum’s Diamond Springs Prospect at a price of $100,000 per 1% of working interest.

Please review the letter agreement, attached hereto as Exhibit 10.1, for a complete description of all the terms and conditions of the letter agreement.

Promissory Note

In connection with the letter agreement described above, on March 14, 2008, we agreed to pay G2 Petroleum, LLC, $50,000 on or before April 30, 2008. Please review the promissory note, attached hereto as Exhibit 10.2, for a complete description of the terms and conditions of the promissory note.

Item 9.01	Finanical Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit

10.1	Letter Agreement dated March 11, 2008 between our company and G2 Petroleum, LLC
10.2	Promissory Note to G2 Petroleum, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORCE ENERGY CORP.

/s/ Rahim Rayani
Rahim Rayani
President, Chief Executive Officer,
Chief Financial Officer and Director
Date: April 4, 2008